Exhibit 99.1

IBM Adopts New FASB Guidance on Pension Reporting Change Effective in 2018
Provides Historical Financial Information in Advance of First-Quarter Earnings Report

29 March 2018

During IBM’s fourth-quarter 2017 earnings webcast on January 18, 2018, Jim Kavanaugh, IBM Senior Vice President and Chief Financial Officer discussed the company’s 2018 expectations which included certain accounting changes effective January 1, 2018.  One change is the adoption of the new revenue recognition guidance, which is expected to modestly increase IBM’s operating (non-GAAP) earnings per share (EPS) in 2018.  Another change, which affects the presentation of certain retirement-related benefits costs, modestly reduces operating EPS.  The impact of these two changes essentially offset each other within the company’s 2018 expectations of at least $13.80 of operating EPS.

The adoption of the guidance on the presentation of certain retirement-related benefits costs requires a restatement of prior period GAAP results.  Today, the company is providing a view of GAAP and operating results for 2016 and 2017 reflecting this reporting change, to allow investors to update their historical financial models in advance of the first-quarter earnings report on April 17th.

Changes to Operating Definition

In 2010, IBM introduced operating (non-GAAP) results, to provide investors with additional transparency into the operational results of the business.  The operating results exclude certain non-operating retirement-related benefits costs and certain acquisition-related activity.  The non-operating retirement-related costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance; the company considers these costs to be outside of the operational performance of the business.

In March 2017, the Financial Accounting Standards Board (FASB) issued guidance that changes the presentation of net periodic pension and postretirement benefit costs. This guidance is very similar to the view IBM introduced in 2010.  Effective January 1, 2018, the company adopted this new guidance, and as a result, the company will align its presentation of operating (non-GAAP) earnings to conform to the FASB presentation of these costs within the Consolidated Statement of Earnings.  While the presentation requirement under the new guidance is substantially similar to IBM’s operating definition, IBM’s operating earnings will no longer include amortization of prior service costs and will now include multi-employer plan costs.

A summary of the previous and current definition of operating earnings is included in the following table, which is also described in IBM’s 2017 Annual Report on pages 26, 27 and 96.

IBM Previous Definition	New Definition

Operating earnings includes:	Operating earnings includes:
Service Cost	Service Cost
Amortization of Prior Service Costs	Multi-employer plan costs
Defined Contribution Cost	Defined Contribution cost

Operating excludes (“non-operating”):	Operating excludes (“non-operating”):
Interest Cost	Interest Cost
Expected Return on Plan Assets	Expected Return on Plan Assets
Amortized actuarial gains/losses	Amortized actuarial gains/losses
Multi-employer plan costs	Amortization of Prior Service Costs
Curtailments/settlements	Curtailments/settlements
Pension insolvency/other costs	Pension insolvency/other costs

The 2016 and 2017 historical performance has now been restated by quarter to provide comparability to investors.

There is no change to IBM’s GAAP consolidated earnings per share, though certain retirement-related activity has been reclassified to conform to the new guidance.

However, as IBM aligns to the FASB presentation guidance, there is a modest change to IBM’s operating earnings per share, with IBM’s 2016 operating EPS reduced by $0.15 to $13.44 and 2017 operating EPS reduced by $0.14 to $13.66.

As stated earlier, the full-year 2018 operating earnings per share expectation provided in January 2018 and reiterated on March 20, 2018 reflects this new definition.

The following three attachments provide data for 2016 and 2017 under the new reporting requirements:

•                  Attachment 1:  Reclassified Consolidated Financial Statements (GAAP Basis)

•                  Attachment 2:  Reclassified Non-GAAP Supplementary Materials

•                  Attachment 3:  Reclassified Management System Segment View